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                                                                  EXHIBIT 10.108
September 27, 2001


Wayne A. Tyo

Dear Wayne:

We are pleased to announce that Nexell Therapeutics, Inc.'s Board of Directors has authorized the Company to offer certain severance benefits and bonuses to its employees.

1.    Severance Benefit Offer

      a.    General Terms

The severance benefit offer consists of three components: a severance payment, COBRA contribution benefits and outplacement services (collectively "Severance Benefits"). COBRA contribution benefits are available to all employees. Outplacement services are only available to Senior Staff.

Employees who are eligible for Severance Benefits are those whose employment with Nexell is involuntarily terminated between July 24, 2001 and March 31, 2002; provided, however, that employees who are involuntarily terminated for performance or misconduct reasons or who have received an offer or regular or transitional employment from Baxter will not be eligible for Severance Benefits. This offer of Severance Benefits will expire on March 31, 2002, and will not be available to employees whose employment is involuntarily terminated by Nexell after this date.

To receive Severance Benefits, you must sign a full liability release in favor of the Company. Severance Benefits will be paid within a reasonable time after the Company's receipt of the original executed release (and after expiration of any legally required waiting period).

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Wayne A. Tyo
Page 2 of 4

September 27, 2001



       b.     Severance Payment

The amount of the individual severance payment will be based on your position at the time of termination. You will be eligible for severance pay equivalent to eight (8) weeks' base compensation in the amount of $19,015.38, less applicable
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state and federal withholdings and deductions.

       c.     COBRA Contribution Benefit

If you receive group health and dental insurance through the Company, you will be eligible for a lump sum payment of $3,304.86 which is equivalent to three (3)
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months' group health and dental insurance premiums. This COBRA supplement payment will be a one-time lump sum cash payment in lieu of continuation of health benefits. You may use it as you choose. If you elect COBRA coverage, you will be responsible for the cost of maintaining such coverage and at your option may apply the COBRA supplement payment toward this cost.

       d.     Outplacement Benefit

The outplacement benefit will be professional outplacement services, defined by and selected by the Company, for a period of up to three (3) months. You may receive a one-time lump sum cash payment in lieu of receiving outplacement services.

A summary plan description will be available which will describe the severance benefit offer in further detail. To the extent this memorandum conflicts with any plan documents, the plan documents will control.

2.   Retention Bonus

In addition to the benefits described above, you may be eligible for a one-time retention bonus. To be qualify for this bonus, you must have been on Nexell's active payroll as of July 24, 2001 and either: (i) continue to be employed by Nexell through December 31, 2001, or (ii) be involuntarily terminated by Nexell for reasons other than performance or misconduct prior to December 31, 2001. The Company will pay a retention bonus in the amount of $30,900.00, which represents
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25% of your annual base salary. Payment will be made promptly following the earlier of involuntary termination, other than for reasons of performance or misconduct, or December 31, 2001.

3.   Performance Bonus

As a member of the Senior Staff, you are eligible to earn a performance bonus, in addition to the benefits described in above, dependent on successful completion of certain performance

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Wayne A. Tyo
Page 3 of 4

September 27, 2001



milestones and continued employment with Nexell. The following performance milestones must be completed before the performance bonus becomes payable:

1.) On or before September 30, 2001, the Company prepares a comprehensive description of the Company's business plans, including financial projections, for development of cell-based therapeutic products;

2.) On or before December 1, 2001, the Company completes its transition duties related to the transfer of the Toolbox distribution business, as described in the August 2001 Agreements between Nexell and Baxter, and as mutually agreed between the parties; and

3.) On or before December 31, 2001, the Company presents to the Nexell Board of Directors either a bona fide proposal to raise $5 million in equity investment or a bona fide proposal to merge Nexell with another company, which is accepted by the Board of Directors.

Nexell's Board of Directors will determine in its sole discretion whether each of the performance milestones has been completed.

Employees who are eligible for the performance bonus are Senior Staff persons on Nexell's active payroll as of July 24, 2001 who remain employed by Nexell through March 31, 2002. Employees who are involuntarily terminated before March 31, 2002 for reasons other than performance or misconduct will also be eligible for the performance bonus provided that all the performance milestones are completed before the employee's termination date. The performance bonus payment will be equivalent to 25% of the employee's annual base pay. Payment of the performance bonus will be made promptly following the earlier of (i) involuntary termination for reasons other than performance or misconduct, or (ii) March 31, 2002; provided, however, that all the performance milestones have been completed.

4.       At-Will Employment

The severance benefit offer and bonus programs described above do not change the at-will nature of employment at Nexell. Employment with Nexell is at-will, meaning that it may be terminated by Nexell or you for any reason or for no reason, with or without notice, and with or without cause. Only the President of Nexell has authority to enter into an agreement contrary to this policy of at-will employment, and any such agreement must be in writing and signed by both you and the President of Nexell to be effective.

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Wayne A. Tyo
Page 4 of 4

September 27, 2001




Thank you for your continued support and patience in completing the Baxter transaction and the Company reorganization. Your contribution and efforts are greatly appreciated! Please sign this offer letter where indicated below and return to Human Resources by October 3, 2001.
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Sincerely,



William A. Albright, Jr.
Chief Executive Office and President



ACCEPTED AND AGREED:

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Employee

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Date